EXHIBIT 23.2
                     Daniels & Daniels PC         Phone: 314-993-4261
Daniels &            Attorneys at Law             Fax: 314-993-3367
Daniels PC           275 North Lindbergh Blvd.    e-mail: danielslawfirm@aol.com
                     St. Louis, MO  63141
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February 3, 2003


The Board of Directors
EFoodSafety.com, Inc.
2302 Shoreham Court
Suite E
Bel Air, MD  21015

We refer to the Registration Statement on Form SB2 (the "Registration Statement") to be filed by EfoodSafety.com, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") relating to and aggregate of 12,540,000 shares of the Common Stock of the Company, $.0005 (par value) per share (the "Shares") to be registered thereunder.

As special counsel for the Company, we have examined such corporate documents, records and such statutory provisions and legal decisions as we have considered necessary and appropriate for the purposes of this opinion and, upon the basis of such examination advise you that in our opinion, all necessary corporate proceedings by the company have been duly taken in-order-to register the shares and that the shares, when registered, will be duly authorized, legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement as amended and to the reference made to this firm therein. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Respectfully Submitted,

/S/ RICHARD E. DANIELS
Daniels, McGowan & Associates